SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): January 2, 2004


                               NEXGEN VISION, INC.
                               -------------------
             (Exact name of registrant as specified in its charter)


              DELAWARE                  333-46682              87-0659918
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(State or other jurisdiction        Commission File No.      IRS Employer
     of incorporation)                                       Identification No.


              1535 Oak Industrial Lane, Suite F, Cumming, GA 30041
              ----------------------------------------------------
               (Address of principal executive offices)(Zip Code)


       Registrant's telephone number, including area code: (770) 886-3200
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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

         On or about September 30th, 2002 the Company received a loan from Jesup and Lamont in the amount of $100,000.The loan was at the request of Mr.Gary Lafferty,Chairman and CEO of the Company at the time,to Mr.Steven
DeGroat,Chairman and CEO of Jesup and Lamont.This loan was meant to cover Company salaries and other expenses due and for which the Company had no available cash.

         Steven DeGroat received a post-dated check in the same amount from the Company through Mr.Gary Lafferty.The check was cashed by Jesup and Lamont against the proceeds of a Private Placement Memorandum that broke escrow shortly thereafter and for which Jesup and Lamont acted as Placement Agent.

         Mr.Hermann and Alberto Burckhardt learned about this transaction several months later and have requested an explanation from Mr.Gary Lafferty and Mr.Steven DeGroat on numerous occasions to no avail.The Company's Chief Financial Officer,Mr.Jack Wissner,was asked the same question at the time but informed the Burckhardt's that the issue was being handled by Mr. Lafferty.

         The Company's counsel at the time was not made aware of this arrangement between Mr.Lafferty and Mr.DeGroat either.In his opinion, however,had he been made aware of the transaction at the time, he would have counseled the Company, Gary Lafferty, Steven DeGroat and Jesup and Lamont to amend the Private Placement Memorandum and include this information which would have been relevant at the time to Investors evaluating the relative merits of the transaction.

         Investors who purchased units in the Private Placement mentioned above may have the right to rescind their investment and are cautioned to discuss such matters with their own legal counsel.

         On another matter,the Company has learned from its' counsel, Adorno and Yoss,that Mr.Gary Lafferty has withdrawn his claim for Arbitration filed with The American Arbitration Association in Atlanta,Georgia. This arbitration claim was the subject of an 8-k filed by Mr.Lafferty on October 16th.

         The Company is considering the filing of a Bankruptcy petition next week.

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.


                                   NEXGEN VISION, INC.



Dated:  January 2, 2004            By: /s/ Hermann Burckhardt
                                   -------------------------------------------
                                   Hermann Burckhardt, Chief Executive Officer


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